                                                                 Exhibit 99.8



                      IVC INDUSTRIES, INC. AND SUBSIDIARIES


                        CONSOLIDATED FINANCIAL STATEMENTS

                          INDEPENDENT AUDITORS' REPORT


Board of Directors and Shareholders
IVC Industries, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of IVC Industries, Inc. and Subsidiaries as of July 31, 2001 and 2000 and the related consolidated statements of operations, cash flows and shareholders' equity for each of the years ended July 31, 2001, 2000 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed below.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of IVC Industries, Inc. and Subsidiaries at July 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 2001 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has continuing losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

In connection with our audits of the financial statements referred to above, we audited the financial schedule listed under Item 14. In our opinion, the financial schedule, when considered in relation to the financial statements taken as a whole, presents fairly, in all material respects, the information stated therein.

                                       /s/ AMPER POLITZINER & MATTIA P.A.


Date:  October 12, 2001
Edison, New Jersey

                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT


To the Board of Directors
and Shareholders of IVC Industries, Inc.

We have reviewed the accompanying condensed consolidated balance sheet of IVC Industries, Inc. as of January 31, 2002, and the related condensed consolidated statements of operations for the three months and six months ended January 31, 2002 and condensed consolidated statement of cash flows for the six months ended January 31, 2002. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has continuing losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

We have previously audited, in accordance with generally accepted auditing standards, the balance sheet as of July 31, 2001, and the related statements of operations, shareholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated October 12, 2001, we expressed an unqualified opinion (with a going concern emphasis paragraph) on those financial statements. In our opinion, the information set forth in the accompanying condensed balance sheet as of July 31, 2001, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.


/s/ AMPER POLITZINER & MATTIA, PA


February 26, 2002
Edison, New Jersey

                      IVC INDUSTRIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
        (Dollars in Thousands, Except as Noted or Per Share Information)


                                                            January 31,                    July 31,
                                                            -----------        ------------------------------
         ASSETS                                                2002               2001                 2000
                                                            -----------        ----------           ---------
                                                            (unaudited)
Current assets:
    Cash and cash equivalents                                 $   504            $   530             $   648
    Accounts receivable, net                                    6,194              8,994               6,330
    Inventories                                                13,154             13,277              27,133
    Other receivable, price fixing settlement                      --              3,752                  --
    Deferred taxes                                                 --              2,241               1,751
    Prepaid expenses                                              397                191                 252
    Refundable income taxes                                     1,101              1,101               1,123
    Other current assets                                           --                 --                 120
                                                              -------            -------             -------
      Total current assets                                     21,350             30,086              37,357

Property, plant and equipment,  net                            16,855             18,009              20,578

Due from related parties                                          538                524                 493
Deferred taxes                                                     --              1,591               1,163
Other assets                                                      506                585                 657
                                                              -------            -------             -------
Total assets                                                  $39,249            $50,795             $60,248
                                                              =======            =======             =======

       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Current portion of long-term debt                         $ 2,347            $ 2,290             $ 2,365
    Current portion of capital lease payable                      296                284                 230
    Current portion of deferred gain on building sale             119                119                 112
    Accounts payable                                            9,627              9,088              10,039
    Accrued expenses                                            3,573              3,847               5,351
    Income taxes payable                                           39                 20                  91
                                                              -------            -------             -------
      Total current liabilities                                16,001             15,648              18,188

Long-term debt--less current portion                           12,995             18,721              22,653
Capital lease obligation                                        2,472              2,623               2,907
Deferred gain on building sale                                    715                774                 893
                                                              -------            -------             -------
      Total liabilities                                        32,183             37,766              44,641
                                                              -------            -------             -------

Shareholders' equity:
    Preferred stock, $.01 par value, 250,000
      shares authorized, none issued                               --                 --                  --
    Common stock, $.08 par value, 4,500,000 shares
      authorized; issued and outstanding 2,247,797 as of
      January 31, 2002, 2,103,623 as of July 31, 2001
      and 2,088,092 as of July 31, 2000, respectively             180                168                 167
    Additional paid-in capital                                 11,699             11,586              11,553
    Foreign currency translation adjustment                      (399)              (327)               (263)
    Retained earnings                                          (4,414)             1,602               4,150
                                                              -------            -------             -------
      Total shareholders' equity                                7,066             13,029              15,607
                                                              -------            -------             -------

Total liabilities and shareholders' equity                    $39,249            $50,795             $60,248
                                                              =======            =======             =======

                 See notes to consolidated financial statements.

                      IVC INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
        (Dollars in Thousands, Except as Noted or Per Share Information)


                                                For the Six Months Ended
                                                        January 31,                          For the Years Ended July 31,
                                              ------------------------------------------------------------------------------------
                                                 2002               2001               2001              2000              1999
                                              -----------        ----------         ----------        ----------        ----------
                                              (unaudited)        (unaudited)
Net sales                                      $   35,003        $   35,418         $   67,869        $   85,868        $  107,339

Cost of sales                                      25,796            26,733             54,269            64,246            81,189
                                               ----------        ----------         ----------        ----------        ----------

Gross profit                                        9,207             8,685             13,600            21,622            26,150

Selling, general and administrative expenses       10,869             9,508             19,509            26,607            27,658

Special and unusual charges                            --                --                 --                --             3,360

Loss on sale of retail subsidiary                      --                --                 --                --             2,343

Shutdown of manufacturing facility                     --                --                 --                --             1,291
                                               ----------        ----------         ----------        ----------        ----------

Income (loss) from operations                      (1,662)             (823)            (5,909)           (4,985)           (8,502)

Recovery, price fixing settlement                     197                --              3,752            16,305                --

Other expenses, net                                   686             1,490              2,633             2,365             2,429
                                               ----------        ----------         ----------        ----------        ----------

Income (loss) before income taxes                  (2,151)           (2,313)            (4,790)            8,955           (10,931)

Income tax expense (benefit)                        3,865              (705)            (2,242)            3,881            (3,890)
                                               ----------        ----------         ----------        ----------        ----------

Net income (loss)                              $   (6,016)       $   (1,608)        $   (2,548)       $    5,074        $   (7,041)
                                               ==========        ==========         ==========        ==========        ==========

Net income (loss) per share--basic             $    (2.74)       $    (0.77)        $    (1.22)       $     2.43        $    (3.28)
                                               ==========        ==========         ==========        ==========        ==========

Net income (loss) per share--diluted           $    (2.74)       $    (0.77)        $    (1.22)       $     2.43        $    (3.28)
                                               ==========        ==========         ==========        ==========        ==========

Weighted average shares--basic                  2,198,447         2,090,081          2,096,195         2,088,092         2,148,143
                                               ==========        ==========         ==========        ==========        ==========

Weighted average shares--diluted                2,198,447         2,090,081          2,096,348         2,090,506         2,148,909
                                               ==========        ==========         ==========        ==========        ==========

                 See notes to consolidated financial statements.

                      IVC INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
        (Dollars in Thousands, Except as Noted or Per Share Information)


                                                             For the Six Months Ended
                                                                     January 31,                 For the Years Ended July 31,
                                                            ---------------------------     -------------------------------------
                                                               2002             2001           2001          2000         1999
                                                            -----------      ----------     ----------    ----------   ----------
                                                            (unaudited)      (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)                                         $ (6,016)        $ (1,608)     $ (2,548)     $  5,074      $(7,041)
                                                              --------         --------      --------      --------      -------
    Adjustments to reconcile net income to net cash
      provided by (used in) operating activities:
      Depreciation and amortization                              1,404            1,358         2,882         2,689        2,370
      Provision for bad debts                                      150               34            49           100          597
      Provision for excess and obsolete inventory                  595               --         2,573           391           75
      Deferred income taxes provision (benefit)                  3,832               17          (918)        2,330       (3,216)
      Stock options issued to non-employee directors                12               28            34            54          138
      Stock issued to IVC Industries Inc. Retirement
        Savings Plan                                               113               --            --            --           --
      (Gain) loss on sale of assets                                 --               --            --          (172)       2,343
      Deferred gain on sale of assets                              (59)             (56)         (112)         (104)          --
      Changes in assets--(increase) decrease:
        Accounts receivable                                      2,650           (1,002)       (2,713)          866        3,832
        Inventories                                               (472)           5,069        11,283          (150)       8,706
        Prepaid expenses and other current assets                3,546             (486)       (3,549)        1,776          895
        Other assets                                               (20)            (268)         (110)          780          801
      Changes in liabilities--increase (decrease):
        Accounts payable and accrued expenses                      265           (1,848)       (2,455)       (4,291)      (9,326)
        Income taxes payable                                        19               (8)          (71)           91           --
                                                              --------         --------      --------      --------      -------
           Total adjustments                                    12,035            2,838         6,893         4,360        7,215
                                                              --------         --------      --------      --------      -------
        Net cash provided by operating activities                6,019            1,230         4,345         9,434          174
                                                              --------         --------      --------      --------      -------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Additions to property, plant and equipment                    (166)             (76)         (162)       (3,549)      (1,614)
    Proceeds from sale of assets                                    --               --            --           293           --
    Retirement of common stock                                      --               --            --            --         (317)
                                                              --------         --------      --------      --------      -------
        Net cash provided by (used in) investing activities       (166)             (76)         (162)       (3,256)      (1,931)

CASH FLOWS FROM FINANCING ACTIVITIES:
    Payments on borrowings                                     (14,256)         (19,297)      (20,560)      (10,731)      (8,162)
    Proceeds from borrowings                                     8,587           18,207        16,553         5,154        8,737
    Principal payments on capital lease                           (139)            (113)         (230)         (179)        (135)
                                                              --------         --------      --------      --------      -------
        Net cash provided by (used in) financing activities     (5,808)          (1,203)       (4,237)       (5,756)         440
                                                              --------         --------      --------      --------      -------
    Foreign currency translation adjustment                        (71)              (4)          (64)          (61)          --
                                                              --------         --------      --------      --------      -------

NET INCREASE (DECREASE) IN CASH AND CASH  EQUIVALENTS              (26)             (53)         (118)          361       (1,317)
CASH AND CASH EQUIVALENTS--BEGINNING                               530              648           648           287        1,604
                                                              --------         --------      --------      --------      -------
CASH AND CASH EQUIVALENTS--ENDING                             $    504         $    595      $    530      $    648      $   287
                                                              ========         ========      ========      ========      =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the period for:
    Interest                                                  $  1,081         $  1,584      $  2,844      $  2,589      $ 2,466
                                                              ========         ========      ========      ========      =======
    Taxes                                                     $    161         $    158      $    334      $    686      $   682
                                                              ========         ========      ========      ========      =======

                 See notes to consolidated financial statements.

NON CASH FINANCING AND INVESTING ACTIVITIES

During the year ended July 31, 1999, the Company sold a retail subsidiary (consisting of fixed assets, inventories, goodwill, accounts payable and accrued expenses) in exchange for a $1,182 note receivable. The Company incurred a net loss on this sale of $2,343.



                 See notes to consolidated financial statements.

                      IVC INDUSTRIES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                For the Years Ended July 31, 1998, 1999 and 2000
                    and the Six Months Ended January 31, 2002
        (Dollars in Thousands, Except as Noted or Per Share Information)


                                                                                                  Foreign
                                     Common                      Additional       Retained        Currency
                                     Stock          Common         Paid-In        Earnings       Translation
                                    (Shares)         Stock         Capital        (Deficit)       Adjustment           Total
                                    --------         -----         -------        ---------       ----------           -----
Balance--July 31, 1998              2,151,469        $172          $11,673        $ 6,117           $(202)            $17,760

Shares retired                        (63,377)         (5)            (312)            --              --                (317)

Issuance of options to
   non-employee Directors                  --          --              138             --              --                 138

Net (loss)                                 --          --               --         (7,041)             --              (7,041)

Foreign currency translation
   adjustment                              --          --               --             --              --                  --
                                   ----------        ----          -------        -------           -----             -------
Balance--July 31, 1999              2,088,092        $167          $11,499        $  (924)          $(202)            $10,540

Issuance of options to
   non-employee Directors                  --          --               54             --              --                  54

Net income                                 --          --               --          5,074              --               5,074

Foreign currency translation
   adjustment                              --          --               --             --             (61)                (61)
                                   ----------        ----          -------        -------           -----             -------
Balance--July 31, 2000              2,088,092        $167          $11,553        $ 4,150           $(263)            $15,607

Issuance of options to
   non-employee Directors                  --          --               16             --              --                  16

Issuance of shares to
   non-employee Directors              15,531           1               17             --              --                  18

Net loss                                   --          --               --         (2,548)             --              (2,548)

Foreign currency translation
   adjustment                              --          --               --             --             (64)                (64)
                                   ----------        ----          -------        -------           -----             -------
Balance--July 31, 2001              2,103,623         168           11,586          1,602            (327)             13,029
                                   ----------        ----          -------        -------           -----             -------

Net loss (unaudited)                       --          --               --         (6,016)             --              (6,016)

Issuance of options to
   non-employee Directors
   (unaudited)                             --          --                5             --              --                   5

Issuance of shares to
   non-employee Directors
   (unaudited)                          8,560           1                5             --              --                   6

Common Stock issued to
   IVC Industries Inc. Retirement
   Savings Plan (unaudited)           135,614          11              103             --              --                 114

Foreign currency translation
   adjustment (unaudited)                  --          --               --             --             (72)                (72)
                                   ----------        ----          -------        -------           -----             -------
Balance--January 31, 2002
   (unaudited)                      2,247,797        $180          $11,699         (4,414)          $(399)            $ 7,066
                                   ==========        ====          =======        =======           =====             =======


                 See notes to consolidated financial statements.

                      IVC INDUSTRIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Dollars in Thousands, Except as Noted or Per Share Information)


Note 1 - Liquidity

         For the year ended July 31, 2001, the Company continued to experience losses from operations. These losses are attributable to an overall softness in the market for herbal and nutritional products, resulting in reduced sales levels for the Company.

         At April 30, 2001 the Company was not in compliance with the minimum tangible net worth covenant contained in the Company's loan and security agreement with Congress Financial Corporation ("Congress"), a subsidiary of First Union Corporation. On June 13, 2001 the Company entered into an amended loan and security agreement with Congress. Under the amended agreement, Congress waived the event of default existing as of April 30, 2001, and the rate of interest was increased from rates ranging from the prime rate plus .75% - 1% to the prime rate plus 3%, increasing to 5% in the event of termination or non-renewal of the loan, or if an event of default occurs. The amended agreement also provides for a $500,000 permanent special reserve, an amendment fee of $50,000, and requires the Company to maintain revised minimum tangible net worth amounts.

         The Company is pursuing, among other initiatives; i) obtaining alternative sources of financing, ii) seeking additional sales opportunities within its core business, iii) seeking new sales opportunities through non-traditional channels of distribution, iv) reducing expenses to a level that would provide the Company with sufficient cash flows to meet its obligations, v) merger or sale of the Company, and or vi) a combination of any of the foregoing.

         As discussed in Note 18, on September 21 the Company signed a non-binding letter of intent with Inverness Medical Innovations, Inc. ("Innovations"), for Innovations to buy all of the outstanding stock of the Company.

         Although there can be no assurances that the Company will be able to achieve any of the foregoing initiatives, these financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Note 2 - Organization and Summary of Significant Accounting Policies:

         ORGANIZATION

         The Company is engaged in a single business segment - manufacturing, packaging and worldwide sales and distribution of vitamins and nutritional supplements through drug stores, club stores, supermarkets and mass merchandising chains, health food and independent drug stores. Its products are distributed under the FIELDS OF NATURE, LIQUAFIL, RYBUTOL, NATURE'S WONDER, AMERICAN VITAMIN(R), SYNERGY PLUS, NATURE'S BLEND AND PINE BROS. brands, as well as under the private labels of its retail chain store customers. Total sales during 2001 consist of domestic sales of 86%, Canadian sales of 11% and export sales of 3%.

         PRINCIPLES OF CONSOLIDATION

         The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries, Hall Laboratories Ltd. ("Hall") and Vitamin Specialties Corp. ("VSC") since the date of acquisition, June 13, 1997, accounted for as a purchase (see "Business Combinations") until date of disposal on July 13, 1999. All material intercompany transactions and balances have been eliminated.


         FOREIGN CURRENCY TRANSLATION

         Assets and liabilities of Hall, operating in Canada, are translated into U.S. dollars using the exchange rates in effect at the balance sheet date. Results of operations are translated using the average exchange rates prevailing throughout the period. The effects of exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are included in stockholders' equity.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         CONCENTRATION OF CREDIT RISK

         Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of trade receivables. The Company sells its products to a geographically diverse customer base in the drug store, supermarket and discount chain industries. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential losses.

         CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash and cash equivalents includes restricted cash of $354 and $480 in 2001 and 2000, respectively, representing deposits held by trustees in connection with payments for the current portion of long-term debt and interest thereon. Deposits in banks may exceed the amount of insurance provided on such deposits. The Company performs reviews of the credit worthiness of its depository banks. The Company has not experienced any losses on its deposits of cash and cash equivalents.

         ACCOUNTS RECEIVABLE

         Accounts receivable are stated at their net values. Included in net accounts receivable is an allowance for doubtful accounts. At July 31, 2001 and 2000, the allowance for doubtful accounts was $204 and $431 respectively.

         FAIR VALUES OF FINANCIAL INSTRUMENTS

         Fair values of cash and cash equivalents, accounts receivable, accounts payable and short-term borrowings approximate cost due to the short period of time to maturity. Fair values of long-term debt, which have been determined based on borrowing rates currently available to the Company for loans with similar terms or maturity, approximate the carrying amounts in the consolidated financial statements.

         INVENTORIES

         Inventories are stated at the lower of cost ("First In, First Out") or market.

         PROPERTY, PLANT AND EQUIPMENT

         Property, Plant and Equipment is stated at cost, less accumulated depreciation. Depreciation is provided on accelerated and straight-line methods over the estimated useful lives of the respective assets. Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized. When property and equipment is sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in the results of operations.

         GOODWILL

         Goodwill represents the excess of purchase price over the fair value of identifiable net assets acquired. Goodwill was amortized on a straight-line basis over 10 years and was written off in conjunction with the sale of the VSC in 1999.

         OTHER ASSETS

         Other assets include trademarks, security deposits, a covenant not to compete and deferred financing costs. The covenant not to compete is being amortized over the period of expected benefit, and the deferred financing costs are being amortized over the life of the related financing agreements. Prepaid vendor credits of $217, determined to be worthless, were written off in the year ended July 31, 2001.

         INTANGIBLE ASSETS

         The Company periodically reviews its intangible assets to assess recoverability and a charge will be recognized in the consolidated statement of operations if a permanent impairment is determined to have occurred. Recoverability of intangibles is determined based on discounted future operating cash flows from the related business unit or activity. The amount of impairment, if any, would be measured based on discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of intangible assets will be affected if estimated future operating cash flows are not achieved. The Company does not believe that any impairment has occurred as of July 31, 2001 and 2000.

         REVENUE RECOGNITION

         Revenues are recognized when a product is shipped. Such revenues are recorded net of estimated sales returns, discounts and allowances. Staff Accounting bulletin No. 101, "Revenue Recognition", has been implemented with no significant impact on the financial statements.

         RECOVERABILITY OF LONG-LIVED ASSETS

         The Company reviews for impairment of long-lived assets and certain intangibles whenever events or changes in circumstances dictate that the carrying amount of an asset may not be recoverable. Recoverability is analyzed at the lowest level at which undiscounted net cash flows can be directly attributable to long-lived assets. Recoverability of long-lived assets could be affected by the outcome of the uncertainty discussed in Note 1.

         STOCK-BASED COMPENSATION

         Statement of Financial Accounting Standards 123 "Accounting for Stock Based Compensation" ("SFAS 123) allows a company to adopt a fair value based method of accounting for its stock-based compensation plans or continue to follow the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees". The Company accounts for stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Under APB No. 25, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. Financial Accounting Board Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation - an interpretation of APB No. 25," has been adopted and did not have a material affect on the financial statements.

         The company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and the EITF Issue No. 96-18, "Accounting for Equity Instruments that are Issued to other than Employees for Acquiring, or in Conjunction with Selling Goods or Services."

         INCOME TAXES

         The Company uses the liability method of accounting for income taxes. The liability method measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. The resulting deferred tax asset or liability is adjusted to reflect changes in tax laws as they occur.

         NET INCOME PER SHARE

         Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued.

         COMPREHENSIVE INCOME

         Comprehensive income is the total of net income and all other non-owner changes in equity and is not material.

         SHIPPING AND HANDLING FEES AND COSTS

         The Company classifies shipping and handling costs as marketing, selling and distribution expenses in the accompanying consolidated statement of operations. Shipping and handling expenses for the years ended July 31, 2001, 2000 and 1999 were $ 3,356, $4,852 and $4,875, respectively.

         ADVERTISING COSTS

         Advertising and promotional costs are expensed as incurred and are included in selling, general and administrative expenses. Such expense for the years ended July 31, 2001, 2000 and 1999 were $7,057, $9,300 and $7,500, respectively.

         NEW ACCOUNTING PRONOUNCEMENTS

         On June 29, 2001, the FASB issued Statements of Financial Accounting Standards No. 141 (SFAS 141), "Business Combinations", and No. 142 (SFAS 142), "Goodwill and Other Intangible Assets."

         SFAS 141 supercedes ABP Opinion No. 16, "Business Combinations", and eliminates the pooling-of-interests method of accounting for business combinations, thus requiring all business combinations be accounted for using the purchase method. In addition, in applying the purchase method, SFAS 141 changes the criteria for recognizing intangible assets apart from goodwill and states the following criteria should be considered in determining the recognition of the intangible assets: (1) the intangible asset arises from contractual or other legal rights, or
         (2) the intangible asset is separable or dividable from the acquired entity and capable of being sold, transferred, licensed, rented, or exchanged. The requirements of SFAS 141 are effective for all business combinations completed after June 30, 2001.

         SFAS 142 supercedes APB Opinion No. 17, "Intangible Assets", and requires goodwill and other intangible assets that have an indefinite useful life to no longer be amortized; however, these assets must be reviewed at least annually for impairment. Application of SFAS 142 is required immediately for business combinations completed after June 30, 2001.

         In August 2001, the FASB issued Statement No. 143, Accounting for Asset Retirement Obligations. The standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. The standard is effective for fiscal years beginning after June 15, 2002. The company believes that this standard will not have an effect on the company's financial statements.

         In October 2001, the FASB issued Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, that replaces FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The primary objectives of this project were to develop one accounting model, based on the framework established in Statement 121, for long-lived assets to be disposed of by sale and to address significant implementation issues. The accounting model for long-lived assets to be disposed of by sale applies to all long-lived assets, including discontinued operations, and replaces the provisions of APB Opinion No. 30, Reporting Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, for the disposal of segments of a business. Statement 144 requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. The provisions of Statement 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001. The company is currently evaluating the impact, which this statement may have on the company.

         The Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board has issued EITF 00-25, Vendor Income Statement Characterization of Consideration from a Vendor to a Retailer, which is effective for fiscal quarters beginning after December 15, 2001. The consensus of the EITF is that consideration paid by a vendor to a retailer, such as slotting fees and cooperative advertising, should be classified as a reduction in revenue in the vendor's income statement rather than as an operating expense, unless certain criteria are met. The Company does not believe that this issuance will have any impact on the classifications in its presentation of the accompanying consolidated statement of operations.

         In June 1998, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. As amended by SFAS No. 138, SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company is currently evaluating the impact that the adoption of this statement will have on its financial position and results of operations.

         UNAUDITED INTERIM FINANCIAL STATEMENTS

         The financial statements at January 31, 2002 and for the six months ended January 31, 2002 and 2001 are unaudited. In the opinion of management of the Company, the unaudited financial statements at January 31, 2002 and for the six months ended January 31, 2002 and 2001, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation. The results of operations for the six months ended January 31, 2002 and 2001 are not necessarily indicative of the results to be expected for the year.

         RECLASSIFICATIONS

         Certain amounts in the 2000 and 1999 statements have been reclassified to conform the 2001 presentation.

Note 3 - Vitamin Specialties Disposition:

         On July 13, 1999, the Company completed the sale of its Vitamin Specialties Corp. ("VSC") subsidiary. VSC was engaged, among other things, in retail sales through 16 health food/vitamin stores and by mail order of vitamins and nutritional supplements.

         The selling price for all of the issued and outstanding shares of VSC in the aggregate was $1,800, which will be paid in monthly installments equal to 5% of VSC's gross sales until such time as the aggregate payments total $1,800; provided, however, that for each of the first 36 months following the closing, the buyer must pay to the Company the greater of $10 or 5% of VSC's gross sales. The amount in excess of the monthly minimum will be recognized when received.

         In addition the selling price includes inventory at cost, offset by the amount of accounts payable owed to third parties at the time of closing, in equal monthly installments. The loss on the sale of VSC was approximately $2,300.

         On June 13, 1997, the Company had acquired VSC's operations from HealthRite, Inc. for $2,800. The acquisition was accounted for as a purchase and accordingly, goodwill of $1,900 was recorded on the books of the Company. The operations of VSC have been included in the financial statements from the date of acquisition until its disposal.

Note 4 - Details of Balance Sheet:


                 Inventories:                                                       July 31,
                                                                            -------------------------
                                                                              2001             2000
                                                                              ----             ----
                 Finished goods                                             $  3,764         $  7,579
                 Bulk and work in process                                      5,259           11,864
                 Raw materials and packaging components                        4,254            7,690
                                                                            --------         --------

                 Total inventory                                            $ 13,277         $ 27,133
                                                                            ========         ========



                 Property, Plant and Equipment:                                     July 31,
                                                                            -------------------------
                                                                              2001             2000
                                                                              ----             ----
                 Land                                                       $  1,451         $  1,451
                 Buildings and improvements                                    9,023            8,908
                 Capital lease building                                        2,416            2,761
                 Leasehold improvements                                          518              514
                 Machinery and equipment                                      20,927           20,909
                 Furniture and fixtures                                          570              568
                 Computer Equipment                                            2,548            2,609
                 Transportation Equipment                                        253              253
                                                                             -------         --------
                 Sub-Total                                                    37,706           37,973

                 Accumulated depreciation and amortization                   (19,697)         (17,395)
                                                                            --------         --------

                 Net property, plant and equipment                          $ 18,009         $ 20,578
                                                                            ========         ========


            Accrued Expenses:                                              July 31,
                                                                ------------------------------
                                                                 2001                   2000
                                                                -------                -------
            Accrued payroll and related                         $   903                    758
            Accrued interest                                         57                    188
            Income taxes payable                                     58                    354
            Accrued for plant shut down                             183                    498
            Accrued for product returns                             978                     --
            Accrued brokerage                                         -                     76
            Accrued advertising and promotion                       486                  1,799
            Accrued severance                                       328                    722
            Other                                                   854                    956
                                                                -------                -------
            Accrued Expenses                                    $ 3,847                $ 5,351
                                                                =======                =======


Note 5 - Long-Term Debt:


                                                                           July 31,
                                                                ------------------------------
                                                                 2001                   2000
                                                                -------                -------
   Notes payable, Congress Financial Corporation,
     under a $30.5 million revolving line of credit,
     due October 16, 2003                                       $11,052                $    --

   Term note payable, Congress Financial Corporation,
     under a 30.5 million revolving line of credit
     payable in installments to October 2005                      4,813                     --

   Notes payable to bank, under revolving line of credit,
     repaid in October 2000                                                             14,157

   Term note payable to bank, repaid in October 2000                                     4,382

   Bonds payable, New Jersey Economic Authority,
     interest at the floating tax-free rate (2.46% at
     July 31, 2001), due May 1, 2003                              1,400                  2,120

   Bonds payable, New Jersey Economic Authority,
     interest at 6.90%, due June 30, 2007                         2,975                  3,425

   Various equipment financing agreements,
     interest at 7.17% - 8.50%                                      771                    934
                                                                -------                -------
   Total                                                         21,011                 25,018

   Less current portion                                           2,290                  2,365
                                                                -------                -------
   Long-Term Debt - Less current portion                        $18,721                $22,653
                                                                =======                =======

         NOTES PAYABLE TO CONGRESS FINANCIAL CORPORATION

         On October 16, 2000 the Company entered into a new credit agreement with Congress Financial Corporation, a subsidiary of First Union Corporation, to replace a previously existing credit agreement. The agreement matures on October 16, 2003. The Company can borrow up to $25,000 under a revolving credit commitment and $5,500 under a term loan commitment, subject to borrowing base limitations, as defined. Borrowings under the revolving credit commitment bear interest at either .75% above First Union's "prime rate" or at the Company's option, a rate of 2.75% above the adjusted Eurodollar rate used by the bank. The interest rate on the term loan is .25% higher than the revolving loan rates outlined above. The notes are collateralized by substantially all of the Company's assets.

         The agreement requires the Company to maintain minimum tangible net worth and contains various restrictions customary in such financial arrangements, including limitations on the payment of cash dividends.

         At April 30, 2001 the Company was not in compliance with the minimum tangible net worth covenant contained in the Company's loan and security agreement with Congress. On June 13, 2001 the Company entered into an amended agreement with Congress. Under the amended agreement, Congress waived the event of default existing as of April 30, 2001, and the rate of interest was increased to the prime rate plus 3%, increasing to 5% in the event of termination or non-renewal of the loan, or if an event of default occurs. The amended agreement also provides for a $500,000 permanent special reserve, an amendment fee of $50,000, and requires the Company to maintain revised minimum tangible net worth amounts. The Company was in compliance with the revised minimum tangible net worth covenant as of July 31, 2001.

         BONDS PAYABLE

         One the New Jersey Economic Development Authority tax exempt bond issue had an outstanding balance of $1,400 as of July 31, 2001. Interest on these bonds is payable based upon the weekly tax-free floating rate. The bonds require aggregate annual principal payments of $720 (payable monthly), through May 2002, and a final payment of $680 in May 2003. In connection with this bond issue, the Company is required to maintain a letter of credit from a bank in an amount equal to the outstanding principal balance. The fee for this letter of credit is 3% per annum. The bonds are collateralized by certain machinery and equipment.

         The other bonds payable to the New Jersey Economic Development Authority of $2,975 are collateralized by the Company's real property in Freehold, New Jersey. Interest is paid semi-annually on June 1 and December 1 of each year. Annual principal payments are due December 1 of each year and vary from $300 to $525 during the term of the mortgage with a final payment of $100 due June 30, 2007. The Company is required to make monthly escrow payments to a trustee for principal and interest. The Company maintains a letter of credit in an amount equal to the outstanding mortgage principal. The fee on this letter of credit is .75% per annum of the outstanding principal balance. The mortgage agreement contains certain restrictions including limitation of dividends based upon a formula.

         The aggregate amount of long-term debt maturing in each of the five years subsequent to July 31, 2001 and thereafter is as follows:

                        2002                          $ 2,290
                        2003                            2,314
                        2004                           12,702
                        2005                            1,619
                        2006                            1,455
                        Thereafter                        631
                                                      -------
                        Total                         $21,011
                                                      =======

Note 6 - Special and Unusual Charges:

         During fiscal 1999, the management team led by senior management personnel implemented a long term restructuring plan to rebuild and improve the infrastructure of the Company and refine stability in the Company's operations. Special and unusual charges of approximately $3,360 consist of one time charges incurred as a result of the restructuring including management severance agreements of approximately $1,188, and the write-off of capitalized promotional costs of approximately $2,172.

Note 7 - Shutdown of Manufacturing Facility:

         Shutdown of manufacturing facility consists of the costs associated with the closing of the Portland manufacturing facility which approximated $1,291. These costs were accounted for in accordance with EITF 94-3: "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity", and consist of severance costs, facility closing costs, lease continuation costs and writedowns of related fixed assets. As of July 31, 2001 the remaining balance was $183, consisting of lease continuation costs.

Note 8 - Income Taxes:

         The income tax provision (benefit) consisted of the following for the periods ended:


                                                                              July 31,
                                                             ------------------------------------------------
                                                               2001                  2000              1999
                                                               ----                  ----              ----
                 Current tax expense (benefit):
                 Federal                                     $(1,337)               $1,158           $  (776)
                 State                                          (251)                   68               (73)
                 Foreign                                         264                   325               175
                                                             -------                ------           -------
                                                              (1,324)                1,551              (674)
                                                             -------                ------           -------

                 Deferred tax expense (benefit):
                 Federal                                        (980)                2,040            (2,904)
                 State                                            62                   290              (312)
                 Foreign                                          --                    --                --
                                                             -------                ------           -------
                                                                (918)                2,330            (3,216)
                                                             -------                ------           -------

                 Income tax provision (benefit)              $(2,242)               $3,881           $(3,890)
                                                             =======                ======           =======


         The differences between the provision for income taxes and income taxes computed using the federal income tax rate were as follows for the periods ended:


                                                                                July 31,
                                                          ---------------------------------------------------
                                                                 2001                  2000            1999
                                                                 ----                  ----            ----
         Provision at statutory rate                           $(1,636)               $3,045         $(3,716)
         Increases (reductions) in taxes resulting from:
           State income taxes, net                                (147)                  358            (320)
           Foreign taxes                                           264                   325              --
           Effect of foreign income not subject to
             federal income tax                                   (201)                 (217)             (3)
           Nondeductible costs                                      17                     7             123
           Increase in valuation allowance                         295                    --             250
           Reversal of prior tax accruals                         (834)                  363            (224)
                                                               -------                ------         -------

         Income tax provision (benefit)                        $(2,242)               $3,881         $(3,890)
                                                               =======                ======         =======

         Deferred tax attributes resulting from differences between financial accounting amounts and tax basis of assets and liabilities as follows:


                                                                                       July 31,
                                                                               -------------------------
                                                                                2001              2000
                                                                                ----              ----
             Current assets and liabilities
                 Allowance for doubtful accounts                               $   97            $  237
                 Inventory valuation (IRC 263A)                                   203               403
                 Accrued expenses                                                 147               256
                 Net operating loss carryforward                                  252                --
                 Inventory valuation allowance                                  1,793               811
                 AMT credit carryforward                                          294               294
                                                                               ------            ------
                                                                                2,786             2,001
                 Valuation allowance                                             (545)             (250)
                                                                               ------            ------
                 Net current deferred tax asset                                $2,241            $1,751
                                                                               ======            ======

             Non-current assets and liabilities
                 Deferred gain on sale of land                                 $  389            $  430
                 Installment contract                                              --              (206)
                 Property and equipment                                           352               130
                 Other                                                            413               339
                 Accrued expenses                                                 437               470
                                                                               ------            ------
                                                                                1,591             1,163
                 Valuation allowance                                               --                --
                                                                               ------            ------
                 Net non-current deferred tax (liability)                      $1,591            $1,163
                                                                               ======            ======

          Valuation allowances are established when necessary, to reduce deferred tax assets to established realizable amounts. Because of losses experienced in fiscal 2001, a valuation allowance of $545 has been recorded to offset the related net deferred assets due to uncertainty regarding their future realization.

          The valuation allowance relates to utilization of state net operating losses and federal and state AMT credit carryforwards in 2001, and utilization of federal and state AMT credit carryforwards in 2000. The Company believes some uncertainty exists with regard to the ability to realize these items, and accordingly, has established a valuation allowance.

          At January 31, 2002, due to the uncertainty of utilization of deferred tax assets, valuation allowances were established for the full amount of current deferred taxes of $2,241, and non-current deferred taxes of $1,591 during the six months ended January 31, 2002.

Note 9 - Recovery, price fixing settlement:

         On September 17, 1999, the Company entered into a Settlement Agreement with a key supplier in connection with the supplier's alleged participation in an unlawful conspiracy related to pricing of vitamins in the United States and elsewhere.

         In exchange for the Company's release and agreement to opt out of any settlement in a class action suit, the Company received a settlement compensation package comprised of the following: (i) a $10,000 cash payment; (ii) a price discount of 5% on future purchases up to $1,000 per year over three years; and (iii) an advance of $2,700 on any payments that may be due to the Company under a Most Favored Nations Clause contained in the Settlement Agreement. Under this clause, in the event that the class action suit was settled and the settlement amount that would have been received thereunder exceeded $12,700, the supplier agreed to make additional payments to the Company based on, and subject to certain adjustments to, the amounts recovered by the plaintiffs in the class action suit. The Company received a cash payment of $12,700 on September 24, 1999 and an additional payment of $872 in April 2000 from this supplier. In addition, the company received $2,733 from two other suppliers in April 2000.

         In August 2001, the Company received $3,752 from a key supplier in accordance with the September 17, 1999 Settlement Agreement. This amount consists of a payment due to the company under the Most Favored Nation Clause contained in the Settlement Agreement, and is included in the results of operations for the year ended July 31, 2001.

Note 10 - Other Expenses, net:


                                                                     July 31,
                                                    -------------------------------------------
                                                     2001             2000              1999
                                                     ----             ----              ----
              Interest expense                      $2,767           $2,589             $2,682
              Interest income                          (65)             (66)               (75)
              Other                                    (69)            (158)              (178)
                                                    ------           ------             ------
              Other expenses, net                   $2,633           $2,365             $2,429
                                                    ======           ======             ======

         Interest expense for the years ended July 31, 2001, 2000 and 1999, excludes capitalized interest of approximately $0, 0 and 37, respectively, relating to the renovation program at the Freehold facility.

Note 11 - Shareholders' Equity:

         STOCK OPTIONS

         In July 1995, the Board of Directors adopted the 1995 Stock Option Plan (the "1995 Option Plan") pursuant to which 125,000 shares of the Company's common stock were reserved for issuance to key employees of the Company. The Company's shareholders approved the 1995 Option Plan at the annual meeting on March 15, 1996. Its terms are substantially the same as those of the 1993 Stock Option Plan. In April 1998, the stockholders approved an increase in the number of shares subject to the 1995 Option Plan to 250,000 shares.

         In January 2000, the shareholders approved amendments to the 1995 Stock Option Plan to increase the number of shares subject to the Plan to 500,000 shares, to provide the Compensation Committee of the Board with greater discretion with respect to the exercisability of options under the Plan, and to provide that options granted under the Plan will become immediately exercisable in full upon a change in control of the Company.

         In April 1998, the shareholders approved the Non-Employee Directors' Stock Option Plan, pursuant to which 62,500 shares of the Company's common stock were reserved for issuance. The plan provides for grants as of September 1 of each year, of options to purchase 1,250 shares of the Company's common stock to each of the Company's non-employee directors.

         In January 2000, the shareholders approved amendments to the Non-employee Directors' Stock Option Plan to increase the number of shares subject to the Plan to 125,000 shares, to increase the number of shares granted annually to each non-employee director to 3,125 shares and to provide that upon the death or retirement of a non-employee director, options granted under the Plan shall remain exercisable for the remaining term of the options.

         In May 2000, the Board of Directors of the Company amended the Non-Employee Directors' Stock Option Plan to decrease the number of shares granted annually to each non-employee director to 2,000 shares. This amendment was effected in connection with the approval of an annual grant, beginning in September 2000, of $5 in common stock to each non-employee director, payable on a quarterly basis, based on attendance at regular board meetings.

         In June 2001, the Board of Directors amended the Non-Employee Directors' Stock Option Plan to provide that options granted under the Plan will become immediately exercisable in full upon a change in control of the Company.

         REVERSE STOCK SPLIT

         On July 8, 1999, the shareholders of the Company approved an eight-for-one reverse split of the Company's common stock. The effects of the stock split have been retroactively reflected in the accompanying consolidated financial statements and in these notes to the consolidated financial statements.

         DIVIDEND DISTRIBUTION

         On May 15, 2000, the Board of Directors declared a dividend distribution of one preferred stock purchase right (a "right") for each outstanding share of the Company's common stock. Each right entitles the registered holder to purchase from the Company one-thousandth of a share of Series A Preferred Stock, par value $0.01 per share (the "Preferred Stock"), of the Company at a price of $21 per one-thousandth of a share of Preferred Stock (the "Purchase Price"), subject to adjustment.

         The rights generally will be exercisable only after (i) the close of business on the tenth business day following the date a person or group of affiliated or associated persons has acquired beneficial ownership of 15% of more of the outstanding shares of the Company's common stock or (ii) the close of business on the tenth day after the commencement, or announcement of an intention to make a tender offer or exchange offer, by any person or group, the consummation of which would result in the person or group becoming the beneficial owner of 15% or more of the Company's common stock. The earliest of such dates being called the distribution date.

         The dividend was paid to the shareholders of record on May 24, 2000 (the "Record Date") and with respect to shares of common stock issued thereafter until the distribution date.

         The Rights Agreement provides that until the distribution date the rights will be transferred with and only with the shares of common stock.

         The Rights are not exercisable until the distribution date and will expire at the close of business on May 15, 2010, unless redeemed earlier by the Board.

         In the event any person or group becomes the beneficial owner of 15% or more of the common stock, a "Flip-In Event" will be deemed to have occurred. Following the occurrence of a Flip-In Event each of the rights (other than Rights held by the Acquiring Person) becomes a discount right entitling the holder to acquire, upon payment of the Purchase Price, common stock having a value equal to twice the Right's Purchase Price.

         If following the date a person or group becomes the beneficial owner of 15% or more of the common stock, the Company engages in a merger or other business combination in which the Company does not survive or the common stock is changed or exchanged, or transfers more than 50% of the Company's assets or earning power (on a consolidated basis) in one transaction or a series of transactions, a "Flip-Over Event" shall be deemed to have occurred. Following the occurrence of a Flip-Over Event, each Right (other than Rights beneficially owned by the acquiring person triggering the Flip-Over Event, which are voided) becomes a right to acquire common shares of the other party to the transaction having a value equal to twice the Purchase Price.

         Rights are redeemable at $0.01 per Right by action of the Board at any time prior to the public announcement that any person has acquired beneficial ownership of 15% or more of the common stock. During the time the Rights are redeemable the Board may amend the Rights Plan to extend the time period during which the Rights may be redeemed.

         SHARES AUTHORIZED

         On June 5, 2000, shareholders of the Company approved an amendment to the Company's Certificate of Incorporation to decrease the authorized number of shares of the Company's common stock from 25,000,000 to 4,500,000 and of the Company's preferred stock from 2,000,000 to 250,000 shares.

Note 12 - Stock Option Plans:

         The Company has options outstanding under two plans. Under the 1995 Option Plan and the Non-Employee Directors' Stock Option Plan, options may be granted for 500,000 and 125,000 shares, respectively. The term of each option may not exceed ten years from the date of the grant (five years for options granted to employees owning more than 10% of the Company's voting stock).

         A summary of the Company's stock option activity and related information for the years ended July 31, follows:


                                                      1993           1995          Non-Employee      Other         Option Price
                                                   Option Plan    Option Plan      Director Plan    Options           Range
                                                   -----------    -----------      -------------    -------           -----
Outstanding at July 31, 1998                          53,875         57,623          11,250           12,500
Granted                                                   --        238,250          19,375               --        3.75-16.00
Cancelled                                            (22,625)       (35,665)         (2,500)         (12,500)       7.52-26.50
Exercised                                                 --             --              --               --
                                                   ---------------------------------------------------------------------------
Outstanding at July 31, 1999                          31,250        260,208          28,125               --

Granted                                                   --          6,000          19,271               --          3.69-4.81
Cancelled                                            (31,250)       (40,458)             --               --        4.63-26.48
Exercised                                                 --             --              --               --
                                                   ---------------------------------------------------------------------------
Outstanding at July 31, 2000                              --        225,750          47,396               --

Granted                                                   --        331,000          65,334               --         0.50-3.00
Cancelled                                                 --        (64,125)        (30,250)              --        2.41-18.72
Exercised                                                 --             --              --               --
                                                   ---------------------------------------------------------------------------
Outstanding at July 31, 2001                              --        492,625          82,480               --
                                                     =======        =======          ======          =======

Options currently exercisable                             --        393,458          31,813               --
                                                     =======        =======          ======          =======
Options available for grant at July 31, 2001              --          7,375          42,520
                                                     =======        =======          ======

         The weighted average fair value of options granted at fair market value was $.88, $2.16 and $3.46 where the exercise price equals stock price during the fiscal years ended July 31, 2001, 2000 and 1999, respectively.

         The table below summarizes information relating to options outstanding and exercisable at July 31, 2001:


                                    Options Outstanding                                          Options Exercisable
         -----------------------------------------------------------------------------     ----------------------------------
           Exercise           Options             Weighted Avg.         Remaining Est.       Options            Weighted Avg.
            Price           Outstanding           Exercise Price         Life (Years)      Exercisable         Exercise Price
         $ 0.50-5.00          479,105               $ 2.35                   8.5             333,438               $ 2.89

           5.01-10.00          57,500                 7.02                   8.5              57,500                 7.02

          10.01-15.00          16,250                11.78                   8.0              12,083                11.88

          15.01-20.00          22,250                15.97                   3.3              22,250                15.97

       The fair value of options granted in the years ended July 31, 2001, 2000 and 1999 is estimated on the date the options are granted based on the Black-Scholes option-pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

       The following weighted-average assumptions were used:


                 Year Ended July 31,                   2001             2000
                 -------------------                   ----             ----
                 Risk-free interest rate               6.0%             6.0%
                 Expected volatility                  59.5%            53.9%
                 Dividend yield                          0%               0%
                 Expected life                      5 years          5 years

         The Company accounts for the costs of stock-based compensation in accordance with APB 25, "Accounting for Stock Issued to Employees", rather than the fair value-based method in SFAS 123, "Accounting for Stock-Based Compensation". No compensation cost has been recognized for the Company's stock option plans. Had compensation cost been determined based on the fair values of the stock options at the date of grant in accordance with SFAS 123, the Company would have recognized additional compensation expense, net of taxes, of $186, $8 and $458 for the years ended July 31, 2001, 2000 and 1999, respectively. The Company's pro-forma net income and pro-forma net income per share for the years ended July 31, 2000, 1999 and 1998 would have been as follows:


                                                                        Year End July 31,
                                                                        -----------------
                                                            2001              2000             1999
                                                            ----              ----             ----
         Net income (loss)
         ----------------------------------------------------------------------------------------------
            As reported                                   $(2,548)           $5,074          $(7,041)
            Pro-forma                                      (2,734)            5,066           (7,499)

         Net income (loss) per share - Diluted:
         ----------------------------------------------------------------------------------------------
            As reported                                   $ (1.22)           $ 2.43          $ (3.28)
            Pro-forma                                       (1.30)             2.42            (3.49)


         Since compensation expense associated with option grants is recognized over the vesting period, the initial impact of applying SFAS No. 123 on pro-forma disclosure is not representative of the potential impact on net income for future years, when the effect of the recognition of a portion of compensation expense from vesting of prior awards would be reflected.


Note 13 - Employee Benefit Plan:

         The Company has a Defined Contribution Savings Plan (the "Plan") which qualifies under Section 401(k) of the Internal Revenue Code. Under the Plan, the Company matches the employee's contributions up to a maximum of five hundred dollars per year. For the fiscal years ended July 31, 2001, 2000 and 1999 the Company contributed $112, $119 and $206, respectively, to the Plan.

Note 14  -  Related Party Transactions:

         The Company has advanced funds to certain shareholders. Interest is charged using the monthly long term applicable federal rate. The amounts due at July 31, 2001 and July 31, 2000 totaled $570 and $537, respectively. These amounts are payable, $415 by July 2005 and $155 by March 2005. Interest income earned on receivables from shareholders was approximately $21 and $26 for the years ended July 31, 2001 and 2000, respectively.

         Interest on a loan payable to a shareholder aggregated approximately $2, $0 and $1 for the years ended July 31, 2001, 2000 and 1999, respectively.

         The Company had advanced funds to certain employees. Interest was charged at 8% per annum. These amounts were paid back during the fiscal year ended July 31, 1999.

         The Company sells products to Healthfair Vitamin Centers, Inc., a company wholly owned by a major shareholder of the Company. Sales to this affiliate were $15, $39 and $63 for the years ended July 31, 2001, 2000 and 1999, respectively. The amount due from this affiliate was $3 and $0 at July 31, 2001 and 2000, respectively.

         The Company sells products to D.N.R. Inc., an Israeli company of which one of its principal shareholders is the brother-in-law of the former President of the Company's International Division. These sales aggregated $0, $0 and $128 for the years ended July 31, 2001, 2000 and 1999, respectively. Accounts receivable from these related parties aggregated $0 and $0 at July 31, 2001 and 2000, respectively.

         During the fiscal years ended July 31, 2001, 2000 and 1999 the Company paid approximately $302, $309 and $112, respectively, for legal services provided to the company by Edell & Associates. Marc Z. Edell, a former Director of the Company and the son of the Chairman, is a principal of Edell & Associates.

         The Company held a contract receivable from Agora Holding Company ("Agora"), a partnership consisting of Andrew M. Pinkowski and certain previous shareholders of Hall. The amount due from Agora was $813 at July 31, 1999 which was paid in full in October 1999. Interest income earned by the Company on this contract was $0, $18 and $74 for the years ended July 31, 2001, 2000 and 1999, respectively. The Company leased its manufacturing and administration facility in Portland, Oregon from Agora until October 1999. Rent expense incurred by the Company for this property was $0, $44 and $170 for the years ended July 31, 2001, 2000 and 1999, respectively.

Note 15 - Commitments and Contingencies:

         OPERATING LEASES

         The Company leases certain production and warehouse facilities and other equipment under long-term operating leases expiring in fiscal years through 2004. The leases provide that in addition to rent, the Company pays taxes, maintenance, insurance and other related expenses. Rent expense aggregated $420, $1,373 and $1,305 for the years ended July 31, 2001, 2000 and 1999, respectively. Future minimum lease payments due under these leases at July 31, 2000 are as follows:


                                Year Ending
                                 July 31,
                                   2002              $322
                                   2003               180
                                   2004               168
                                   2005               167
                                   2006               161
                                                     ----
                                  Total              $998
                                                     ====

         CAPITAL LEASES

         In connection with the sale/leaseback transaction in 1998, the Company has entered into a capital lease for its warehouse and distribution facility expiring in July 2008, with aggregate monthly payments of $3,900 as of July 31, 2001. The following is a schedule by years of future minimum lease payments under the capital lease, together with the present value of the net minimum lease payments as of July 31, 2001:


                                             Year Ending
                                              July 31,
                                                2002         $  520
                                                2003            520
                                                2004            520
                                                2005            585
                                                2006            585
                                          Thereafter          1,170
                                                             ------

                        Total minimum lease payments          3,900
                   Less amount representing interest           (993)
                                                             ------
         Present value of net minimum lease payments          2,907
                             Less current maturities           (284)
                                                             ------
                                Long-term maturities         $2,623
                                                             ======

         EMPLOYMENT AGREEMENTS

         The Company has entered into an employment agreement with Mr. E. Joseph Edell, the Company's Chairman and Chief Executive Officer. The employment agreement provides for salaries aggregating $172 in fiscal 2002.

         The agreement with Mr. Edell is for one year and expires on January 31 of each year and is automatically extended for successive one-year periods unless the Company or Mr. Edell gives three months' notice that the term of employment shall not be further extended. In the event notice is given in accordance with the terms of the agreement, Mr. Edell is entitled to receive a severance payment equal to his annual salary.

         The Company maintains employment agreements with other key management personnel.

         LITIGATION

         In November 1989, the Company halted sales and distribution and initiated a voluntary recall of one of its products, L-tryptophan. In December 1989, the Food and Drug Administration (FDA) determined that there may be an unequivocal epidemiological link between the ingestion of L-tryptophan and a blood disorder known as eosinophilia myalgia syndrome and ordered a nationwide recall. The FDA has been unable to determine the exact cause of the illness and it appears it will be some time before the causative factor and the pathogenesis of the disease can be determined. To date, 38 cases have been filed against the Company, all of which have been settled, with all costs being covered by the raw material supplier. Any possible additional costs cannot be reasonably estimated. However, it is probable that the raw material supplier will continue to cover future L-tryptophan settlements. In the event that the supplier does not cover future settlements, the raw material distributor's insurance coverage, coupled with the indemnification fund established by the raw material supplier and the Company's product liability insurance should satisfy any claims, subject to applicable policy limits.

         OTHER

         The Company is engaged from time to time in various legal actions and governmental claims incident to its business. The Company believes the amount of liability, if any, from these proceedings will not have a material adverse impact on the Company's financial position or operations.

         STANDBY LETTER OF CREDIT

         The Company has two standby letters of credit aggregating $4,135 related to the New Jersey Economic Development Authority borrowings.

Note 16 - Major Customers/Suppliers:

         CUSTOMERS

         The Company sells its products to a geographically diverse base of customers, primarily national and regional drug stores, mass merchandiser and supermarket chains. One customer accounted for 57% of net sales for the fiscal year ended July 31, 2001. The same customer accounted for 47% of net sales in the fiscal year ended July 31, 2000.

         SUPPLIERS

         One of the Company's suppliers individually accounted for approximately 16% of total purchases in 2001 and 19% in 2000. The Company believes that materials purchased from this supplier are readily available from numerous sources and that the loss of this supplier would not adversely affect its operations.

Note 17  - Unaudited Quarterly Financial Data:


                                                          FIRST        SECOND          THIRD         FOURTH         FULL
YEAR ENDED:                                              QUARTER       QUARTER        QUARTER        QUARTER        YEAR
-----------                                              -------       -------        -------        -------        ----

July 31, 2001

    Net sales                                            $15,828       $19,590        $15,651        $16,800       $67,869
    Gross profit                                           3,704         4,981          3,844          1,071        13,600
    Income (loss) from operations                           (844)           21           (820)        (4,266)       (5,909)
    Net income (loss)                                     (1,075)         (533)          (923)           (17)       (2,548)
    Net income (loss) per share - Basic                    (0.51)        (0.25)         (0.44)         (0.02)        (1.22)
    Net income (loss) per share - Diluted                  (0.51)        (0.25)         (0.44)         (0.02)        (1.22)

JULY 31, 2000

    Net sales                                            $21,412       $29,625        $17,234        $17,597       $85,868
    Gross profit                                           5,058         9,383          4,582          2,599        21,622
    Income (loss) from operations                         (1,336)        1,519         (1,862)        (3,306)       (4,985)
    Net income (loss)                                      4,976           458          2,231         (2,591)        5,074
    Net income (loss) per share - Basic                     2.38          0.22           1.07          (1.24)         2.43
    Net income (loss) per share - Diluted                   2.38          0.22           1.07          (1.24)         2.43


         The fourth quarter 2000 was detrimentally impacted by reduced production levels, additional absorption of overhead costs and an increase in the allowance against barter credits.

         During the fourth quarter 2001 the Company increased its inventory reserve by $2,759 to provide for slow moving or obsolete inventory.

Note 18 - Subsequent Event

         On September 21, 2001, the Company signed a non-binding letter of intent with Inverness Medical Innovations, Inc. ("Innovations") for Innovations to acquire all of the outstanding stock of the Company. The Company and Innovations signed a non-binding letter of intent on September 21, 2001, which describes the general terms of Innovations' proposed acquisition of the Company. As contemplated by the letter of intent, each shareholder of the Company would receive from Innovations $2.50 cash for each share of the Company common stock held by such shareholder, except that certain of the Company's principal shareholders will receive either cash, restricted shares of common stock of Innovations or a combination thereof, valued at $2.50 for each share of the Company's common stock held by such shareholders.

         Innovations is a majority-owned subsidiary of Inverness Medical Technology, Inc. ("Inverness"). Inverness has agreed to be acquired by Johnson & Johnson. As part of the pending acquisition by Johnson & Johnson, Inverness plans to restructure its operations so that its women's health, nutritional supplements and clinical diagnostics businesses are held by Innovations. Innovations will then be split-off from Inverness as a separate, publicly-owned company based in Waltham, Massachusetts.

         The acquisition of the Company by Innovations is subject to a number of conditions, including negotiation of a definitive acquisition agreement, approval by Innovations' and the Company's boards of directors, approval by the Company's shareholders, modification of loan agreements with the Company's principal lender, satisfactory due diligence, and completion of the pending split-off of Innovations and merger of Inverness with Johnson & Johnson. The letter of intent is non-binding, and there can be no assurance that the Company will be able to reach a definitive agreement with Innovations, or that even if it does enter into a definitive agreement with Innovations, that Innovations will complete the acquisition of the Company or that it will acquire the Company on the terms described in the letter of intent.

         Four shareholders of the Company holding approximately 42% of the Company's outstanding common stock have entered into voting agreements with Innovations. The voting agreements require these shareholders to vote all of the shares of the Company common stock they own in favor of the acquisition of the Company by Innovations and against any competing proposal. The voting agreements expire on January 19, 2002 if the Company and Innovations have not entered into a definitive acquisition agreement by that date.

Note 19 - Unaudited Subsequent Event

         On March 19, 2002, Innovations completed its acquisition of the Company.